Exhibit 99.1

BioAmber Announces Third Quarter 2017 Financial Results

Montreal, Canada, November 7th, 2017. BioAmber Inc. (NYSE: BIOA, TSX: BIOA) – a leader in renewable materials today announced operational and financial results for the three months ended September 30, 2017.

Highlights:

•

Sales of bio-succinic acid were $3.3m, compared to $3.7m in Q3 2016.  Nine months sales ended September 30, 2017 were $9.5m compared to nine month sales ended September 30, 2016 of $7.6m. An increase of 25% year over year.

•

On August 1, 2017, BioAmber entered into a definitive agreement to buy back Mitsui & Co., Ltd.’s entire minority equity stake in the Sarnia manufacturing joint venture. BioAmber now owns 100% of the BioAmber Sarnia production facility.

•	On August 11, 2017, BioAmber closed an $11 million offering of stock and warrants.
•	On September 14, 2017, BioAmber announced the appointment of Mr. Richard Eno, as its new Chief Executive Officer.
•	BioAmber has agreed to extend the pre-commercialization period with CJCJ through to the end of 2017.
•	As of October 12, 2017, BioAmber celebrated an outstanding Safety Milestone of 5 years without a Lost Time industrial accident. This translates to over 1,800 days without an injury.

“I am excited to join BioAmber at this stage of development.  Our technology is proven, we have identified numerous opportunities to drive down our variable costs, and our customer base and application pattern continues to expand,” stated Richard Eno, BioAmber’s Chief Executive Officer. “I look forward to leading the company as we grow our sales from Sarnia creating a foundation for long term profitable growth.”

Q3 2017 Financial Results

Revenues for the quarter ended September 30, 2017 were $3.3 million, a decrease of 10% over the same quarter last year, mainly driven by a decrease in succinic acid volume, slightly offset by an increase in average selling price.

Cost of goods sold increased from $5 million to $6 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016, driven primarily by an increase in production volume and an increase in royalties.

General and administrative expenses increased by $0.6 million to $2.3 million for the three months ended September 30, 2017, as compared to $1.8 million for the three months ended September 30, 2016. This is mainly due to recruiting fees associated with the hiring of a new CEO and an increase in legal fees. Excluding these and other non-recurring charges, general and administrative expenses were flat compared to last year.

Research and development expenses decreased by $0.6 million to $1.2 million for the three months ended September 30, 2017, as compared to $1.8 million for the three months ended September 30, 2016, primarily attributable to a reduction in the R&D efforts required to support the Sarnia facility.

Financial charges (income), net decreased to an income of $0.9 million for the three months ended September 30, 2017 as compared to a charge of $3.2 million for the three months ended September 30, 2016. This variation of $4.1 million is mainly due to the non-cash mark-to-market adjustment change of $3.5 million on all outstanding warrants. It is also attributable to a decrease in interest and end of term charges on long-term debt due to the full repayment of the Bridging Loan in January 2017. This decrease is partially offset by the issuance costs associated with the January 2017 and the August 2017 Warrants classified as liabilities.

The Company recorded a net loss attributable to BioAmber Inc. shareholders of $7.0 million, or a loss of $0.16 per share, for the quarter ended September 30, 2017, compared to a net loss of $6.2 million, or a loss of $0.21 per share, for the same period last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended September 30, 2017 was $9.4 million, or a loss of $0.21 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $7.4 million, or a loss of $0.26 per share, for the three months ended September 30, 2016.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes the impact of the change in fair value of the IPO, Legacy, January 207 and August 2017 Warrants and grant revenue.

Please refer to Annex A: "Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders" for more information regarding this non-GAAP financial metric.

About BioAmber

BioAmber (NYSE: BIOA, TSX: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.   For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC, including the "Risk Factors" section of BioAmber's Annual Report on Form 10-K and the most recent quarterly report on Form 10-Q.

BioAmber Investor Contact

Roy McDowall

Sr. VP Business Development

Tel (514) 844 8000 ext 260

roy.mcdowall@bio-amber.com

BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except for per share data)
	Three Months Ended September 30,
	2017	2016
	$	$

Product sales	3,301	3,661
Cost of goods sold excluding depreciation and amortization	5,980	5,035
Operating expenses
General and administrative	2,321	1,767
Research and development, net	1,187	1,773
Sales and marketing	458	479
Depreciation of property and equipment and amortization of intangible assets	1,328	1,208
Foreign exchange loss (gain)	103	(29)
Operating expenses	5,397	5,198

Operating loss	(8,076)	(6,572)
Amortization of debt discounts	702	1,038
Financial charges (income), net	(924)	3,190
Grant income	—	(4,047)
Other income, net	—	(34)
Loss before income taxes	(7,854)	(6,719)
Income taxes	(21)	—
Net loss	(7,833)	(6,719)
Net loss attributable to:
BioAmber Inc. shareholders	(7,050)	(6,158)
Non-controlling interest	(783)	(561)
	(7,833)	(6,719)

Basic net loss per share attributable to BioAmber Inc. shareholders	(0.16)	(0.21)
Weighted-average number of common shares outstanding - basic	45,274	28,811

BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of September 30, 2017	As of December 31, 2016
Assets	$	$
Current assets:
Cash and cash equivalents	10,228	16,160
Accounts receivable	2,536	987
Inventories	6,214	4,498
Prepaid expenses and other current assets	1,349	880
Restricted cash	—	8,897
Total current assets	20,327	31,422
Property and equipment, net	127,813	121,628
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,603	6,752
Restricted cash	301	558
Deferred financing costs	24	524
Total assets	155,515	161,331

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	6,845	6,022
Income taxes payable	190	115
Deferred revenue	—	1,372
Warrants financial liability	—	14,497
Short-term portion of long term debt	11,789	23,299
Total current liabilities	18,824	45,305
Long-term debt	25,409	29,032
Warrants financial liability	4,253	740
Other long-term liabilities	241	247
Total liabilities	48,727	75,324
Redeemable non-controlling interest	—	37,516
Shareholders’ Equity	106,788	48,491
Total Liabilities and Shareholders’ Equity	155,515	161,331

BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months ended September 30,
	2017	2016
	$	$
Operating Activities
Net loss	(18,117)	(16,322)
Adjustments to reconcile net loss to cash:
Stock-based compensation	4,118	2,686
Depreciation and amortization	3,778	3,600
Loss on disposals of property and equipment	32	133
Amortization of debt discounts	1,944	2,478
Other long-term liabilities	(25)	(17)
Financial charges (income), net	(12,345)	(8,103)
Gain on debt extinguishment	(746)	—
Grant income	—	(4,047)
Write-off of deferred financing costs	500	—
Changes in operating assets and liabilities	(3,676)	(13,509)
Net cash used in operating activities	(24,537)	(33,101)

Investing activities
Acquisition of property and equipment and intangible asset, net of disposals	(722)	(540)
Net cash used in investing activities	(722)	(540)

Financing activities
Deferred financing costs	(81)	(1,369)
Issuance of long-term debt	—	26,929
Repayment of long-term debt	(19,009)	(14,081)
Government grants	—	1,108
Net proceeds from issuance of common shares	38,145	11,918
Proceeds from issuance of shares by a subsidiary	—	17,726
Net cash provided provided by financing activities	19,055	42,231
Foreign exchange impact on cash	272	376
(Decrease) Increase in cash and cash equivalents	(5,932)	8,966
Cash and cash equivalents, beginning of period	16,160	6,974
Cash and cash equivalents, end of period	10,228	15,940

ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber's performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended September 30, 2017, the impact of the change in fair value of the IPO Warrants, Legacy Warrants, January 2017 Warrants and August 2017 Warrants. For the quarter ended September 30, 2016, it excludes the impact of the change in fair value of the IPO Warrants, Legacy Warrants, and the grant income. The above items are excluded from BioAmber's Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber's future ongoing performance as this measure allows for a more meaningful comparison of BioAmber's projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber's business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber's business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber's consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber's presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber's future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber's financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for per share data)
	Three Months Ended September 30,
	2017	2016
	$	$
Net loss attributable to BioAmber Inc. Shareholders	(7,050)	(6,158)
Adjustment:
Warrants revaluation (income) expense	(2,379)	1,108
Grant income	—	(2,396)
Adjusted net loss attributable to BioAmber Inc. shareholders	(9,429)	(7,446)

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	(0.21)	(0.26)

Weighted-average number of common shares
outstanding- basic	45,274	28,811